October 12, 1999

VIA HAND DELIVERY

Mr. Donald M. Corliss, Jr.
President
Netgateway, Inc.
300 Oceangate
Suite 500
Long Beach, CA 90802

                                    Re:  Termination of Option Agreements

Dear Don:

         Reference is made to: (a) the Netgateway, Inc. Stock Option Agreement Pursuant to the 1998 Stock Option Plan for Senior Executives, by and between you and Netgateway Inc. (the "Company"), dated as of December 15, 1998, pursuant to which you were granted the right and option to purchase from the Company all or a part of an aggregate of 400,000 shares of common stock of the Company at a purchase price of $4.87 per share, subject to the terms and conditions contained therein; and (b) the Netgateway, Inc. Stock Option Agreement Pursuant to the 1998 Stock Option Plan for Senior Executives, by and between you and the "Company", dated as of December 15, 1998, pursuant to which you were granted the right and option to purchase from the Company all or a part of an aggregate of 264,000 shares of common stock of the Company at a purchase price of $2.50 per share, subject to the terms and conditions contained therein (collectively, the "Option Agreements").

         This will confirm that you and the Company agree that the Option Agreements shall be, and hereby are, terminated in all respects, effective as of the date hereof. Any and all options granted under the Option Agreements, whether vested or unvested, shall be deemed forfeited, and all of your rights under the Option Agreements, if any, shall be terminated.

         Please acknowledge your consent to the foregoing by signing in the space provided below and returning a copy of this letter to the Company.


                                    Very truly yours,

                                    NETGATEWAY, INC.

                                        /s/ Roy W. Camblin III
                                    By: ______________________
                                        Roy W. Camblin III
                                        Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Donald M. Corliss, Jr.
--------------------------
Donald M. Corliss, Jr.

Dated:  October 12, 1999